Exhibit 10.4

FORM OF

PERFORMANCE SHARE UNIT GRANT NOTICE
UNDER THE
AMENDED AND RESTATED
LA QUINTA Holdings Inc.
2014 OMNIBUS INCENTIVE PLAN

La Quinta Holdings Inc. (the “Company”), pursuant to its Amended and Restated 2014 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below a Performance Share Unit with a Target Value as set forth below.  The Performance Share Unit is subject to all of the terms and conditions as set forth herein, in the Performance Share Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein (including Exhibit A, attached hereto) shall have the meaning set forth in the Plan.

Participant:	[Insert Participant Name]
Date of Grant:	[ ], 2017
Performance Period:	The period commencing on January 1, 2017 and ending on December 31, 2019.
Target Value:	[Insert Participant’s Target Award expressed as a $ value]
Actual Value:

The Actual Value of the Performance Share Unit granted hereunder shall be determined and, to the extent vested, settled in accordance with, and subject to, the terms and conditions set forth on Exhibit A, attached hereto.

Vesting:

Provided a Participant has not undergone a Termination, the Performance Share Unit shall vest upon the date on which the Committee certifies the achievement of the applicable performance targets set forth on Exhibit A, attached hereto, which shall occur no later than sixty (60) days following the end of the Performance Period (the “Regular Vesting Date”).

Notwithstanding the foregoing:

(i)in the event of the Participant’s Qualifying Termination prior to the Regular Vesting Date, a portion of the Performance Share Unit shall vest in an amount equal to (x) a fraction the numerator of which equals the number of elapsed days from the commencement of the Performance Period through the date of Termination, and the denominator of which equals 1,095, multiplied by (y) the Actual Value, determined on such date of Termination, with the applicable performance targets being measured as if the last day of the Performance Period was the date of Termination; and

(ii)in the event of a Change in Control prior to the Regular Vesting Date, the Performance Share Unit shall vest in an amount equal to the Actual Value, determined on the date of Termination, with the applicable performance targets being measured as if the last day of the Performance Period was the date of the Change in Control.

***

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS PERFORMANCE SHARE UNIT GRANT NOTICE, THE PERFORMANCE SHARE UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PERFORMANCE SHARE UNIT HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS PERFORMANCE SHARE UNIT GRANT NOTICE, THE PERFORMANCE SHARE UNIT AGREEMENT AND THE PLAN.

LA QUINTA Holdings Inc.PARTICIPANT

________________________________________________________________
By: Mark M. Chloupek
Title: General Counsel

[Signature Page to Performance Share Unit Award]

PERFORMANCE SHARE UNIT AGREEMENT
UNDER THE
AMENDED AND RESTATED
LA QUINTA Holdings Inc.
2014 OMNIBUS INCENTIVE PLAN

Pursuant to the Performance Share Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Performance Share Unit Agreement (this “Performance Share Unit Agreement”) and the Amended and Restated La Quinta Holdings Inc. 2014 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), La Quinta Holdings Inc. (the “Company”) and the Participant agree as follows.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.Grant of Performance Share Unit.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the Performance Share Unit as provided in the Grant Notice.  The Company may make one or more additional grants of Performance Share Units to the Participant under this Performance Share Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Performance Share Unit Agreement to the extent provided therein.  The Company reserves all rights with respect to the granting of additional Performance Share Units hereunder and makes no implied promise to grant additional Performance Share Units.

2.Vesting.  Subject to the conditions contained herein and the Plan, the Performance Share Unit shall vest as provided in the Grant Notice.

3.	Company; Participant.

(a)The term “Company” as used in this Agreement with reference to employment shall include the Company and its subsidiaries.

(b)Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Performance Share Unit may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

4.Non-Transferability.  The Performance Share Unit is not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan.  Except as otherwise provided herein, no assignment or transfer of the Performance Share Unit, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Performance Share Unit shall terminate and become of no further effect.

5.Rights as Stockholder. The Participant or a permitted transferee of the Performance Share Unit shall have no rights as a stockholder with respect to any share of Common Stock underlying the Performance Share Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

6.Tax Withholding.  The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof.

7.Notice.  Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records.  Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

8.No Right to Continued Service.  This Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

9.Binding Effect.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

10.Waiver and Amendments.  Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

11.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Notwithstanding anything contained in this Performance Share Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Performance Share Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

12.Plan. The terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

13.Section 409A.  It is intended that the Performance Share Unit granted hereunder shall be compliant with Section 409A of the Code and shall be interpreted as such.

Exhibit A

1.Determination of Actual Value of the Performance Share Unit. The Actual Value of the Performance Share Unit Award, if any, for the Performance Period shall be determined based on the Relative TSR, as set forth in Sections 2 and 3 of this Exhibit A, as further adjusted to reflect dividends declared and paid during the Performance Period (if any), as set forth in Section 4 of this Exhibit A.

2.Total Shareholder Return.  For purposes of calculating Total Shareholder Return (“TSR”), the Company’s TSR performance is calculated as the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percentage (0.1%)), in the value per share of Common Stock during the Performance Period due to the appreciation in the price per share of Common Stock and dividends paid during the Performance Period (assuming dividends are reinvested).  The relative comparison, expressed in terms of relative percentile ranking, shall be applied to the tables set forth below in Sections 2(b) and 3 of this Exhibit A.

(a)Relative TSR.  The Relative TSR shall be calculated as follows, expressed in terms of relative percentile ranking, as applied to the table set forth below in Section 3 of this Exhibit A:

Cumulative TSR = ((1+TSR Year 1)*(1+TSR Year 2)*(1+TSR Year 3)-1)

TSR for a given year shall be calculated as:

TSR = (((Ending Share Price + D)/Beginning Share Price) – 1)

D = amount of dividends paid to a shareholder of record with respect to one share of Common Stock during the Performance Period.

Ending Share Price = closing price of a share of Common Stock on the last day of the applicable calendar year, based on the twenty (20)-day trailing average closing price of such Common Stock.

Beginning Share Price = closing price of a share of Common Stock on the first day of the applicable calendar year, based on the twenty (20)-day trailing average closing price of such Common Stock.

(b)Relative TSR.  The Relative TSR comparison shall include the following lodging/hospitality companies; provided, that only companies in the below table that are public throughout the entire Performance Period shall be included for purposes of calculating Relative TSR:

Choice Hotels International Inc.	InterContinental Hotels Group PLC
Clubcorp Holdings, Inc.	LaSalle Hotel Properties
DiamondRock Hospitality Co.	Marcus Corporation
Extended Stay America Inc.	Marriott International, Inc.
Hersha Hospitality Trust	RLJ Lodging Trust
Hilton Worldwide Holdings	Ryman Hospitality Properties, Inc.
Hospitality Properties Trust	Summit Hotel Properties, Inc.
Host Hotels & Resorts, Inc.	Vail Resorts, Inc.
Hyatt Hotels Corporation	Wyndham Worldwide Corporation

3.	Performance Criteria. The performance criteria for the Performance Share Unit shall be as follows:

Performance Metric	Weighting	Threshold 0.33x	Target 1.0x	Maximum 2.0x
Relative TSR v. Peer Group	100%

In the table above, x = the Target Award.  To the extent that the Company’s performance falls between two levels set forth on the table above, linear interpolation shall apply.  In the event that the Company’s performance does not meet the “Threshold” requirement in the table above, no award shall be earned.  If the Company’s performance for the Performance Period exceeds the “Maximum”, such award shall be capped at the “Maximum” amount.  Notwithstanding the foregoing, in the event that the Absolute TSR has a negative value, the resulting award shall be capped at 1.5x.

The resulting value of the Performance Share Unit based on actual performance of the Company during the Performance Period, based on the table set forth in this Section 3 is hereinafter referred to as the “Initial Actual Value”.

4.Adjustments for Dividends. The Actual Value of the Performance Share Units shall equal the sum of (i) Initial Actual Value, plus (ii) the per share dollar value of any dividends declared and paid on Common Stock during the Performance Period multiplied by (A) the Initial Actual Value divided by (B) the Beginning Share Price.

5.Settlement of Performance Share Unit.  As soon as practicable, but in no event later than thirty (30) days following, the earliest to occur of: (i) the Regular Vesting Date; (ii) the date of Participant’s Qualifying Termination; and (iii) a Change in Control, the Company will issue shares of Common Stock to the Participant in settlement of the Performance Share Unit; provided, however, that in the event that a Change in Control is the first event to occur, the Committee shall, have the sole discretion to settle such Performance Share Unit in cash or shares of Common Stock on the date of such Change in Control.  The number of shares of Common Stock to be delivered to the Participant in settlement of the Performance Share Unit will be equal to (x) Actual Value divided by (y) Beginning Share Price.

6.Definitions.

(a)“Absolute TSR” shall be calculated in the same manner as described above in Section 2(a) of this Exhibit A, expressed as a percentage.

(b)“Good Reason” shall, in the case of any Participant who is party to an agreement between the Participant and the Company that contains a definition of “Good Reason”, mean and refer to the definition set forth in such agreement, and in the case of any other Participant, “Good Reason” shall mean: (A) a diminution in Participant’s base salary or material diminution in Participant ‘s annual bonus opportunity; (B) any material diminution in Participant’s authority, duties or responsibilities; or (C) the relocation of Participant’s principal work location by more than fifty (50) miles; provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within thirty (30) days after receipt from Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or Participant’s knowledge thereof, unless Participant has given the Company’s written notice thereof prior to such date.  Notwithstanding anything herein to the contrary, for purposes of the last proviso of the immediately foregoing sentence, a series of related events shall be deemed to have occurred on the date upon which the last event in such series of related events has occurred.

(c)“Qualifying Termination” shall mean Participant’s Termination, prior to a Change in Control, (i) as a result of Participant’s death or Disability; (ii) by the Service Recipient without Cause; or (iii) by the Participant for Good Reason.